EXHIBIT A

                                                                   PRESS RELEASE

                     [Letterhead of Barry Kaplan Associates]

          ROOM PLUS, INC. TO ACQUIRE THE BABY'S ROOM, INC./BABY'S ROOM
            USA, THE COUNTRY'S LARGEST CHAIN OF BABY FURNITURE STORES

PATERSON, NJ, October 22, 1997 - ROOM PLUS, INC. (NASDAQ: PLUS) today announced that it has agreed in principle to acquire The Baby's Room, Inc. and Baby's Room USA, the largest retail chain specializing in baby furniture and one of America's 100 largest furniture chains, for $6,650,000 in cash and stock.

The Baby's Room, Inc., founded in 1975, has 11 retail stores located in Illinois offering an assortment of furniture, clothing, toys, merchandise, accessories and related products for infants and children. The 11 company owned stores had revenues of $15.6 million in 1996.

Baby's Room USA, founded in 1985, currently franchises The Baby's Room concepts to 45 stores in 20 states and Mexico under the name USA Baby. The franchised operations contributed an additional $1.2 million in franchise revenues. The 11 company stores and the 45 franchised stores generated 1996 sales of almost $65 million.

ROOM PLUS, INC., the largest retailer and manufacturer of mica laminated furniture, anticipates closing on The Baby's Room/Baby's Room USA acquisition by or before the end of the year or early in 1998, subject to the completion of a business review of the company and execution of definitive agreements.

Marc Zucker, Chairman and CEO of ROOM PLUS, INC. stated, "The strategic acquisition of The Baby's Room/Baby's Room USA is a logical extension of our vertically integrated manufacturing and retail operations. It gives us the opportunity to leverage our manufacturing operations through an expanded product base. In addition, the acquisition will expand on our present core business to include supplying furniture for the juvenile, children's and teen markets. Through an expanded geographical base, this acquisition can also give ROOM PLUS, INC. the ability to cross-market our products with The Baby's Room/Baby's Room USA to the juvenile, children's and teen markets."

The Thornwater Company, L.P. will be acting as advisor to ROOM
PLUS, INC. on this transaction.

ROOM PLUS, INC. has specialized for the past 16 years on the design and production and retailing of modular, high pressure, mica laminated furniture for residential uses. With its 17 retail




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showrooms and its 78,000 square foot manufacturing facility, ROOM PLUS, INC. is the largest and leading vertically integrated mica-laminated furniture company in New York, New Jersey and Pennsylvania.

Forward looking statements made herein are based on current expectations of the Company that involves a number of risks and uncertainties and such forward looking statements should not be considered guarantees of future performance. These statements are made under the "Safe Harbor Provisions" of the Private Securities Litigation Reform Act of 1995. The factors that could cause actual results to differ materially from the forward looking statements include the impact of competitive products and pricing, product demand and market acceptance risks, the presence of competitors with greater financial resources than the Company and an inability to arrange additional debt or equity financing. For further information concerning risk factors, please see ROOM PLUS, INC. form 10-QSB filed with the Securities and Exchange Commission May 14, 1997.

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